NEWS RELEASE

EVEREST REINSURANCE HOLDINGS, INC.
Westgate Corporate Center, 477 Martinsville Road, Liberty Corner, New Jersey

Contact:
Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Reinsurance Holdings, Inc. Announces Estimate of Losses from Florida Hurricanes

        LIBERTY CORNER, New Jersey – October 6, 2004 — Everest Reinsurance Holdings, Inc., a wholly owned subsidiary of Everest Re Group, Ltd. (NYSE:RE) announced today that its share of the aggregate estimated losses previously announced by Everest Re Group, Ltd. from the Florida hurricanes and the Pacific typhoons is approximately $120 million. This amount is an estimate of Everest Reinsurance Holdings, Inc.‘s aggregate losses from hurricanes Charley, Frances, Ivan and Jeanne, and the quarter’s Pacific typhoons and is net of tax. It includes, with respect to the hurricanes, the Company’s U.S. and Caribbean exposures. This estimate is subject to variability reflecting the unusual pattern of multiple storms and the resulting impacts on claims adjusting by, and communications from, ceding companies.

        This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Everest Reinsurance Holdings, Inc. is a U.S. holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S.